                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               Amendment No. 4


                            Autoclave Engineers, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                    Common
______________________________________________________________________________
                         (Title of Class of Securities)

                                   052760105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.  25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsvlvania


  Number of Shares             5) Sole Voting Power                     269,448
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                 28,945


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        269,448


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                   6.39


   12) Type of Reporting Person (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               Amendment No. 4


                            Autoclave Engineers, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                    Common
______________________________________________________________________________
                         (Title of Class of Securities)

                                   052760105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bancorp, Inc.1  51-0326854


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Delaware


  Number of Shares             5) Sole Voting Power                     269,448
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                 28,945


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        269,448


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                   6.39


   12) Type of Reporting Person (See Instructions)                           HC



         1 PNC Bancorp, Inc. is the direct owner of all the shares of PNC Bank, N.A.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 4


                            Autoclave Engineers, Inc.
______________________________________________________________________________
                                (Name of Issuer)

                                    Common
______________________________________________________________________________
                         (Title of Class of Securities)

                                   052760105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, Ohio, National Association


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization United States


   Number of Shares         5) Sole Voting Power                        269,448
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                            0


                            7) Sole Dispositive Power                    28,945


                            8) Shared Dispositive Power                       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        269,448


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                  6.39

    12) Type of Reporting Person (See Instructions)                          BK

   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                        269,448


      (b) Percent of Class:
                                                                           6.39


      (c) Number of shares to which such person has:
          (i)   sole power to vote or to direct the vote                269,448
          (ii)  shared power to vote or to direct the vote                    0
          (iii) sole power to dispose or to direct the disposition of    28,945
          (iv)  shared power to dispose or to direct the disposition of       0


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